Exhibit 10.1
Letter of Authorization
This Letter of Authorization (LOA) is made and entered on 20th June 2008 by and between Lighting Science Group Corporation; a company incorporated under the laws of the State of Delaware, United States of America with registered office at Rancho Cordova Technology Center, 11390 Sunrise Gold Circle, Suite 800 Rancho Cordova, CA 95742 (“the Contractor”) and Melco Crown (COD) Developments Ltd, a company incorporated under the laws of Macau with registered office at Avenida Xian Xing Hai, No 105, Zhu Kuan Building, 19th floor, A-C e K-N, Macau (“the Employer”), hereinafter referred to jointly as the Parties.
The Employer hereby appoints and engages the Contractor to perform the scope of services more particularly described in the Scope of services forming a part of Attachment A attached hereto. The Employer may make changes to the scope of the services by giving prior written notice to the Contractor. The Project involves the development of a parcel of land on Cotai Strip, Macau into an integrated luxury resort combining world-class entertainment, gaming, retail, dining, conferencing facilities and accommodation.
The Employer shall pay the Contractor the fees for services (“Fees”) in such amounts and at such times as set out in Fees and Payments forming a part of Attachment A hereto,.
The Parties hereby acknowledge and agree that:
(a)	the Contractor upon the making and entering of this Letter of Authorization shall continue to provide the services authorized in this LOA and on the basis of the terms set out herein;

(b)	they shall use their best efforts to negotiate and execute the following agreements in the form substantially attached:
i.	The contract for the design, engineering, procurement and supply of LED Systems for the Bubble Show (“the EPS Contract”) in the form attached as Attachment B;

ii.	The contract for installation and commissioning of LED Systems for the Bubble Show (“the Installation Contract”) in the form attached as Attachment C; and

iii.	The Umbrella Agreement in the form attached as Attachment D.
(Collectively, “the Agreements”).
within forty-five (45) days in good faith;

(c)	upon executing the Agreements
(i)	the Contractor shall provide and complete the services in accordance with the terms agreed therein (such terms shall supersede the terms of this Letter of Authorization with effect from the Date for Commencement for the particular services covered in the relevant Agreement), any payments (including the Advance Payment hereafter described) received by the Contractor under this Letter of Authorisation shall be deemed as payments on account due to the Contractor under the relevant Agreement and there shall be no further amounts due and payable to the Contractor under this Letter of Authorisation (save in relation to disputed sums (if any)); and
(ii)	With the exception of the covenant in (c), the parties shall mutually release each other from all obligations and liabilities under this Letter of Authorisation.
All services performed by the Contractor under this Letter of Authorization shall be performed by adopting the highest standards of professional acumen and in compliance with all applicable laws, codes and regulations of the Macau Special Administrative Region (“Macau”) and the International Building Code 2003.
The Parties agree that the following individuals will serve as representatives on the Project and have authority to make mutually agreed decisions relating to the services provided by the Contractor, including decisions relating to the scope of services. Such decisions shall be evidenced in writing:

Employer’s Representative	Contractor’s Representative
Geoff Benham	Zach Gibler
Melco Crown (COD) Developments Ltd	Lighting Science Group Corporation
8/F Centra Commercial Group	Rancho Cordova Technology Center 11390
Brilhantismo Building	Sunrise Gold Circle, Suite 800 Rancho
No. 159-207	Cordova, CA 95742 Email:
Alameda Dr. Carlos D’ Assumpcao	Zach.Gibler@lsgc.com
Macau
Phone: (853) 8257 2724
The Parties agree that this Letter of Authorisation shall terminate upon any one or more of the following events occurring:
(1)	If the development of the Project is terminated before its completion for whatever reason, the Employer agrees to pay the Contractor for all services performed up to the date of termination of the Project and all approved commitments pursuant to this Letter of Authorisation for the Project (subject to production of the relevant invoices). The Contractor shall also be reimbursed for all reasonable Disbursements (with supporting receipts or documents) incurred prior to the date of termination; or

(2)	When the Agreements have been executed;
The Contractor shall register its business as a service provider with the Direçcão dos Serviços de Finanças de Macau (“DSF”) as soon as reasonably practicable after the date hereof for the services provided under the Installation Contract. The Employer’s obligations to pay the Fees shall be conditional upon the Contractor delivering to the Employer a certified true copy of the business registration application form filed (M/l form) with DSF, bearing acknowledgement of receipt by DSF, evidencing the registration of the Contractor with DSF.
This Letter of Authorization and all disputes and claims arising out of or in connection with it, shall be governed by, and construed in accordance with, the laws of the Hong Kong Special Administrative Region (“Hong Kong”) with disputes being resolved through arbitration in Hong Kong at the Hong Kong International Arbitration Centre in accordance with its Domestic Arbitration Rules.
Signed: /s/ Jaya Jesudason

Printed Name/Title: Jaya Jesudason (Project Director — City of Dreams)
Company: Melco Crown (COD) Developments Ltd
Date: 17 JUNE 2008
Signed: /s/ GOVI RAO

Printed Name/Title: GOVI RAO C.E.O.
Company: Lighting Science Group Corporation
Date: 20th June ’08